UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☐   Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

WESTLAND DEVELOPMENT CO., INC.

(Name of Registrant as Specified In Its Charter)

SCC ACQUISITION CORP.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

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SCC Acquisition Corp.

Standard Response Letters*

October 10, 2006

General Interest Letter

Dear [Name]:

Thank you for taking the time to respond to us about SunCal’s proposal to acquire Westland Development and its approximately 57,000 acres west of the Rio Grande. We are pleased with the level of interest in our proposal and welcome your continued questions and comments as we approach the upcoming shareholder vote.

Our proposal is a unique opportunity for the Albuquerque and Bernalillo County region to move towards reaching its great potential, while benefiting the families that played such a vital role in its creation and preserving the cultural resources that make this such a special place.

If you have any further questions or comments, please contact us by e-mail at info@SunCalNM.com, by phone at (888) 809-5211, or visit our Web site, www.SunCalNM.com. Thank you for your valuable feedback.

Sincerely,

SunCal New Mexico

*	These letters are provided by SCC Acquisition Corp. in response to questions raised by Westland Development Co., Inc.’s shareholders submitted via a toll-free number (888-809-5211) provided in Westland's proxy statement filed on September 20, 2006 or through the www.SunCalNM.com website.

How Do I Vote Letter

Dear [Name]:

Thank you for taking the time to respond to us about SunCal’s proposal to acquire Westland Development and its approximately 57,000 acres west of the Rio Grande. We are pleased with the level of interest in our proposal and welcome your continued questions and comments as we approach the upcoming shareholder vote.

In regards to your question, voting on SunCal’s proposal is easy. Green proxy ballots were mailed to each Westland shareholder on September 22. Just fill it out and drop it in the mail. Proxies must be received by November 4 to be counted. That’s the easiest way to ensure your voice will be heard. You can also vote in person at the Westland shareholder meeting on November 6, 7 a.m. to 10 a.m., at the Albuquerque Convention Center’s Kiva Auditorium, located at 401 2nd St. NW.

In order to realize the benefits of SunCal’s proposal, two-thirds of Westland shares must vote “yes.” So please make sure to vote! Failing to cast a vote (abstaining) will result in a “no” vote for your shares.

If you have any further questions or comments, please contact us by e-mail at info@SunCalNM.com, by phone at (888) 809-5211, or visit our Web site, www.SunCalNM.com. Thank you for your valuable feedback.

Sincerely,

SunCal New Mexico

How Much Would I Get Letter

Dear [Name]:

Thank you for taking the time to respond to us about SunCal’s proposal to acquire Westland Development and its approximately 57,000 acres west of the Rio Grande. We are pleased with the level of interest in our proposal and welcome your continued questions and comments as we approach the upcoming shareholder vote.

In regards to your question, shareholders would receive $315 and one Class A unit of Atrisco Oil & Gas LLC for each share of Westland they own at the time the offer to acquire Westland is approved. Class A units of Atrisco Oil & Gas would ensure Westland shareholders 100 percent of the future rents and royalties under Westland’s two existing oil and gas leases and 50 percent in all oil, gas and other mineral rights of Westland.

Shortly after the proposal’s approval, shareholders would receive a letter from Mellon Investor Services (the same institution that mails the dividends) with instructions for returning your stock certificates and receiving your money. Funds would be distributed promptly following the closing of the merger and upon return of your stock certificates to Mellon. Please wait for Mellon to send you the forms, including forms if you have lost your certificates, before doing so.

You can visit www.SunCalNM.com to determine exactly how much money you would receive before taxes if the SunCal proposal is approved.

If you have any further questions or comments, please contact us by e-mail at info@SunCalNM.com, by phone at (888) 809-5211, or visit our Web site, www.SunCalNM.com. Thank you for your valuable feedback.

Sincerely,

SunCal New Mexico

Lost Certificates Letter

Dear [Name]:

Thank you for taking the time to respond to us about SunCal’s proposal to acquire Westland Development and its approximately 57,000 acres west of the Rio Grande. We are pleased with the level of interest in our proposal and welcome your continued questions and comments as we approach the upcoming shareholder vote.

In regards to your question about lost stock certificates, Mellon Investor Services (the same institution that mails the dividends) would send you a package if SunCal’s merger proposal is approved with instructions on how to return your certificates for payment. Included in this package would be a form to arrange payment for lost certificates. Please wait for Mellon to send you the forms before returning any certificates.

Funds would distributed promptly following the closing of the merger and upon return of your stock certificates to Mellon.

If you have any further questions or comments, please contact us by e-mail at info@SunCalNM.com, by phone at (888) 809-5211, or visit our Web site, www.SunCalNM.com. Thank you for your valuable feedback.

Sincerely,

SunCal New Mexico

Our Plans Letter

Dear [Name]:

Thank you for taking the time to respond to us about SunCal’s proposal to acquire Westland Development and its approximately 57,000 acres west of the Rio Grande. We are pleased with the level of interest in our proposal and welcome your continued questions and comments as we approach the upcoming shareholder vote.

The Atrisco Land Grant played an integral role in defining Albuquerque and Bernalillo County; it now can play a major part in helping the region reach its great future potential. If SunCal is fortunate enough to be selected by the Westland shareholders, we would actively seek input from the heirs, local community and elected officials before we begin to create a plan for new development on the property.

Through this process, our plan for the property would evolve, but our ultimate goal is to create beautiful master-planned communities that would establish the superior legacy for this historic land. With places to live, work, shop and play, our plan would be designed to allow Albuquerque and Bernalillo County to grow westward in a well-planned fashion that would benefit the entire region.

If you have any further questions or comments, please contact us by e-mail at info@SunCalNM.com, by phone at (888) 809-5211, or visit our Web site, www.SunCalNM.com. Thank you for your valuable feedback.

Sincerely,

SunCal New Mexico

Oil Letter

Dear [Name]:

Thank you for taking the time to respond to us about SunCal’s proposal to acquire Westland Development and its approximately 57,000 acres west of the Rio Grande. We are pleased with the level of interest in our proposal and welcome your continued questions and comments as we approach the upcoming shareholder vote.

In regards to your question about oil, it is our understanding that the current lessee has commenced limited exploratory activities on one or both of the leases on Westland’s property in order to extend the term of its exploration lease. Neither SunCal nor Westland has any knowledge or can provide any assurances as to whether the lesee’s efforts will be successful.

However, if any oil, gas or other minerals are discovered under Westland’s property, rents and royalties from drilling under the existing leases would be retained by Westland shareholders indirectly, by virtue of their ownership of Class A units of Atrisco Oil & Gas LLC. Current shareholders would receive one share of Atrisco Oil & Gas for every one share of Westland owned at the time of sale.

If you have any further questions or comments, please contact us by e-mail at info@SunCalNM.com, by phone at (888) 809-5211, or visit our Web site, www.SunCalNM.com. Thank you for your valuable feedback.

Sincerely,

SunCal New Mexico

General Support Letter

Dear [Name]:

Thank you for your support of SunCal’s proposal to acquire Westland Development and its approximately 57,000 acres west of the Rio Grande. We appreciate your favorable comments. Your opinions are important to us as we progress toward the upcoming shareholder vote.

You can help by sharing your thoughts with the community, the media, and your fellow heirs who will ultimately determine the proposal’s future.

If you have any further questions or comments, please contact us by e-mail at info@SunCalNM.com, by phone at (888) 809-5211, or visit our Web site, www.SunCalNM.com. Thank you for your valuable feedback.

Sincerely,

SunCal New Mexico

SCC Acquisition Corp.

Custom Response Letters (Version 1)

October 10, 2006

Template

[DATE]

Name

Address

City, CA

Dear [Name]:

Thank you for taking the time to respond to us about SunCal’s proposal to acquire Westland Development and its approximately 57,000 acres west of the Rio Grande. We are pleased with the level of interest in our proposal and welcome your continued questions and comments as we approach the upcoming shareholder vote.

[insert custom response]

If you have any further questions or comments, please contact us by e-mail at info@SunCalNM.com, by phone at (888) 809-5211, or visit our Web site, www.SunCalNM.com. Thank you for your valuable feedback.

Sincerely,

SunCal New Mexico

Custom Responses

Where is the money that is owed to us for our yearly dividend?

In regards to your question about this year’s dividend, Westland did not declare or pay any dividends during fiscal year 2007 because of restrictions in the various merger agreements it entered into during the year. Should SunCal’s proposal be approved, you would receive $315 and one Class A unit of Atrisco Oil & Gas LLC for each share of Westland you own at the time the offer to acquire Westland is approved. Class A units of Atrisco Oil & Gas would ensure Westland shareholders 100 percent of the future rents and royalties under Westland’s two existing oil and gas leases and 50 percent in all oil, gas and other mineral rights of Westland.

How will the Atrisco Oil & Gas board be selected? Who do I speak with to be considered?

In response to your question, Atrisco Oil & Gas LLC would be managed by a five-member board of directors. Four of the initial Class A directors would be members of

Westland’s current board of directors. The Class B director would be a representative of SunCal Companies.

How will the Atrisco Heritage Foundation board be selected? Who do I speak with to be considered?

In response to your question, the Atrisco Heritage Foundation would be managed by a board of trustees comprised primarily of heirs. This group is currently being selected and would have direct oversight on how the Foundation’s money is spent. If you are interested in being considered for the board, please contact Westland.

What gives you the right to directly contact heirs from the Atrisco Land Grant? Shouldn’t you contact them through Westland’s board?

In regards to your question about directly contacting heirs, it is our goal to inform all Westland shareholders of the details of our proposal and the benefits it will bring to the Atrisco heirs. Westland management asked us to work with them to make this information available so its shareholders could make an informed decision regarding the sale of their shares.

Can I buy stock in SunCal?

In response to your question, SunCal is a private, family-owned company. No stock in SunCal is available for purchase.

If I vote no and refuse to send in my certificates, does this mean you will forcefully take my shares?

In the event you abstain or vote against the merger agreement but the merger is approved, your shares would be automatically converted into the right to receive $315 per share and you would no longer own a stake in Westland. Shortly following the merger, Mellon Investor Services (the same institution that mails your dividend) would send you a letter with instructions for returning your stock certificates and receiving your money – whether or not you voted for the merger. Please do not return your stock certificates until Mellon asks you to do so. While you would be under no obligation to return your certificates and claim your funds, you must follow Mellon’s instructions in order to receive any money.

Are there other (better) offers pending? When do we know that this offer is the best?

In response to your question, there’s always the possibility that a higher offer could come in the future. At this time though, our offer of $315 per share has been deemed the “superior offer” by Westland’s board of directors. And this lengthy acquisition process has shown that SunCal’s offer, combined with our solid financial foundation, makes this a proposal few other companies could match.

What will happen to the cemeteries currently owned by Westland? Will the free-cemetery option still be available to us?

In response to your question, the Santa Clara, San Jose de Armijo and Evangelico cemeteries on the Westland property would be transferred to the Atrisco Heritage Foundation upon completion of the merger. SunCal would provide the Foundation $100 million, made in annual installments of $1 million, for programs to honor and celebrate the Atrisco heritage, and it would be managed by a board of trustees comprised primarily of heirs. This board would have direct oversight on how the money is spent and would make all decisions regarding operation of the cemeteries, including continuation of existing programs for burials of Atrisco heirs.

SCC Acquisition Corp.

Custom Response Letters (Version 2)

October 10, 2006

Template

[DATE]

Name

Address

City, CA

Dear [Name]:

Thank you for taking the time to respond to us about SunCal’s proposal to acquire Westland Development and its approximately 57,000 acres west of the Rio Grande. We are pleased with the level of interest in our proposal and welcome your continued questions and comments as we approach the upcoming shareholder meeting.

[insert custom response]

If you have any further questions or comments, please contact us by e-mail at info@SunCalNM.com, by phone at (888) 809-5211, or visit our Web site, www.SunCalNM.com. Thank you for your valuable feedback.

Sincerely,

SunCal New Mexico

Custom Responses

$250 million is a lot of money. How can you possibly make your money back?

In response to your question, we’re comfortable with our offer of $315 per share and we feel it is a fair market price. Our ultimate goal is to work with Atrisco heirs, local officials and area residents to create sustainable new communities for the West side that enhance region’s quality of life.

What security measures are in place to ensure no fraudulent voting activity occurs?

To answer your question, all proxies are labeled with a unique number to ensure tracking and prevent fraudulent activity. When representatives come to pick up your proxy, they will ask you to sign a log book confirming that you are in fact the shareholder. An independent accounting firm will then verify the information is correct and record the vote.

I recently received a petition in the mail? What does this mean?

An individual shareholder recently sent a petition to a number of Westland shareholders in an attempt to unseat Westland’s current board of directors. Please don’t confuse this request with the green proxy ballot you received from Westland at the end of September. Signing the petition is not the same as voting. To vote, you must either return your green proxy ballot by November 4 or attend the Westland shareholder meeting on November 6 at 10 a.m. in the Albuquerque Convention Center’s Kiva Auditorium.

While it’s inappropriate for SunCal to comment on an internal Westland issue, our proposal to acquire Westland would do away with the management of the land by Westland’s existing board. In both instances, the current board would no longer control the company or its land holdings. But by voting to approve the sale, you would also receive the many benefits that accompany SunCal’s proposal.

Will I be taxed on the funds I’ll receive?

In response to your question, the cash you receive in the merger will be subject to federal income taxes. You will be taxed on the amount of your gain or loss on the sale – which will be equal to the difference between the amount of cash you receive and your adjusted tax basis in the shares.

Also, the spin-off will be taxable to you for federal income tax purposes based on the fair market value of the Atrisco Oil & Gas Class A units you receive. The fair market value of such units will generally be taxable to you as a dividend. Based on a valuation prepared by an independent third party, Westland has determined the fair market value of each Class A unit to be approximately $0.088. Westland will report such valuation to the IRS; however, the IRS and the courts are not bound by such valuation. For additional information, please refer to the “Material United States Federal Income Tax Consequences” section of the Westland proxy statement.